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                                                                     EXHIBIT 3.3


                                   [FORM OF]

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 LITRONIC INC.

                 (PURSUANT TO SECTIONS 228, 242 AND 245 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

     Litronic Inc., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation was originally incorporated on January 30, 1997, under the name "Litronic, Inc.," pursuant to the General Corporation Law. Prior to the issuance of any stock, and prior to the election of directors, the Corporation changed its name to "Litronic Inc." on February 5, 1999.

     SECOND: That the Amended and Restated Certificate of Incorporation of Litronic Inc., in the form set forth below, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law by the directors and the stockholders of the Corporation.

     THIRD: That the Amended and Restated Certificate of Incorporation, as so adopted, which amends and restates the Corporation's Certificate of Incorporation, as amended, in its entirety, reads in full as set forth below:

                                   ARTICLE I

     The name of the Corporation is Litronic Inc.

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation at such location is Corporation Trust Company.
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                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                                   ARTICLE IV

     SECTION 1. The Corporation is authorized to issue one class of stock to be designated "Common Stock" and another class of stock to be designated "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 25,000,000 with a par value of $.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,000,000 with a par value of $.01 per share.

     SECTION 2. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. A description of the different classes and series of the Corporation's capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

     (a)  Common Stock

          (i) Voting Rights. Except as otherwise provided by the General Corporation Law or in this Article IV (or in any certificate of designation establishing a series of Preferred Stock), the holders of Common Stock shall exclusively possess all voting power. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held.

          (ii) Dividends. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive an equal portion of cash dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times as the Board of Directors shall determine.

          (iii) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the
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          Corporation available for distribution, in cash or in kind, in proportion to their holdings.

     (b)  Preferred Stock

     The Board of Directors is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

          (i) the distinctive designations of each such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

          (ii) the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on shares of that series, and the participating or other special rights, if any, with respect to such dividends;

          (iii) whether such series will have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

          (iv) whether the shares of such series shall be redeemable or callable and, if so, the prices at which, and the terms and conditions on which, such shares may be redeemed or called, which price may vary under different conditions and at different redemption or call dates;

          (v) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

          (vi) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;
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          (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms of such conversion or exchange;

          (viii) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

          (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up; and

          (x) the conditions and restrictions, if any, on the creation of indebtedness of the Corporation, or any subsidiary thereof, or on the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up.

All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

                                   ARTICLE V

     To the fullest extent permitted by the General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
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                                   ARTICLE VI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VII

     In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VIII

     SECTION 1. At any time following the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

     SECTION 2. The number of directors which constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws of the Corporation. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     SECTION 3. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
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                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XI

     The Corporation is to have perpetual existence.

                                      ***

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.

     I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chairman of the Board and Chief Executive Officer this ___ day of _______ 1999.

                                        Litronic Inc.

                                        By:
                                            ---------------------------------
                                            Kris Shah
                                            Chairman and Chief Executive Officer

Attest:

By:
     ---------------------------------
     William W. Davis, Sr.
     President and Chief Operating Officer